Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Next Bridge Hydrocarbons, Inc.

(Exact Name of Registrant as Specified in its Charter)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.0001 per share	165,523,363	Not Applicable	$54,622.71	$5.11

(1)

The securities will be distributed by Meta Materials, Inc., a Nevada corporation, referred to as Meta, as a dividend in kind to the holders of Meta’s Series A Non-Voting Preferred Stock at a 1:1 ratio. The amount of shares registered is based on the assumption that there will be 165,523,363 shares of Series A Non-Voting Preferred Stock of Meta outstanding as of the close of business on the Record Date (as defined herein).

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended, based on one-third of the par value of Registrant’s common stock.